UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2021

Mistras Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34481	22-3341267
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

195 Clarksville Road
Princeton Junction,	New Jersey	08550
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (609) 716-4000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	MG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On May 19, 2021, Mistras Group, Inc. (the “Company,” “we” or “us”) entered into the Fifth Amendment (the “Amendment”), dated May 19, 2021, to the Fifth Amended and Restated Credit Agreement (the “Credit Agreement”), dated December 13, 2018, with Bank of America, N.A., as agent for the lenders and a lender, and the other lenders (collectively, the “Lenders”) under the Credit Agreement.

The Amendment removes the LIBOR floor of 1%, which provided that if LIBOR is below 1%, the interest rate will be calculated as if LIBOR is 1%. Now the actual LIBOR rate shall be used to calculate interest, even if LIBOR is below 1%. The LIBOR margins and base rate margins are unchanged but are based upon the new Total Consolidated Debt Leverage Ratio; previously the margin was based upon the Funded Debt Leverage Ratio.

As a result of the Amendment, the financial covenants now require that we maintain a Total Consolidated Debt Leverage Ratio not to exceed 4.0 to 1 as of the end of each quarter through the quarter ending March 31, 2022, and for each quarter thereafter the ratio shall not exceed 3.50 to 1. Total Consolidated Debt Leverage Ratio means the ratio of (a) Total Consolidated Debt to (b) EBITDA (as defined in the Credit Agreement) for the trailing four consecutive quarters. Total Consolidated Debt means all indebtedness (including subordinated debt) of Mistras on a consolidated basis (with a limited exception). If we incur certain subordinated debt or other permitted indebtedness, then we must maintain a Total Consolidated Debt Leverage Ratio not to exceed 4.50 to 1 and maintain a ratio of Senior Debt to EBITDA not to exceed 3.50 to 1.00, with Senior Debt being Total Consolidated Debt, less permitted subordinated debt.

The Amendment also requires that we repay loans under the Credit Agreement with the net proceeds from certain dispositions of assets under certain circumstances and limits investments in non-guarantor subsidiaries under certain circumstances if our Total Consolidated Leverage Ratio is above 3.5 to 1.

Pursuant to the Amendment, the revolving loan line of credit under the Credit Agreement was reduced to $165 million, and will be further reduced to $155 million on September 30, 2021, then to $150 million on December 31, 2021. In addition, the quarterly payments on the term loan increased to $3.75 million through March 31, 2022, then to $5.0 million for each quarterly payment thereafter.

The foregoing is a summary of the Amendment and not a complete description of its terms and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 to this Report and incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On May 19, 2021, Mistras issued a press release announcing the Amendment to the Credit Agreement, which is furnished as Exhibit 99.1 to this Report.

Item 9.01. Financial Statement and Exhibits
(d) Exhibits
10.1    Fifth Amendment, dated May 19, 2021, to Fifth Amended and Restated Credit Agreement, dated December 13, 2018.
99.1    Press release issued by Mistras on May 19, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MISTRAS GROUP, INC.

Date: May 19, 2021	By:	/s/ Michael C. Keefe
		Name:	Michael C. Keefe
		Title:	Executive Vice President, General Counsel and Secretary

Exhibit No.	Description
10.1	Fifth Amendment, dated May 19, 2021, to Fifth Amended and Restated Credit Agreement, dated December 13, 2018.
99.1	Press release issued by the registrant on May 19, 2021.

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